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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                              Amendment No. 2


                         THE DEWOLFE COMPANIES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        COMMON STOCK--$.01 PAR VALUE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 252115100
                     ----------------------------------
                              (CUSIP Number)

                             DECEMBER 31, 2000
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                           Page 1 of 5 Pages

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CUSIP No. 252115100                                           Page 2 of 5 Pages

                              SCHEDULE 13 G
                             Amendment No. 2

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Robert N. Sibcy
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     473,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  473,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     473,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     13.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

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CUSIP No. 252115100                                           Page 3 of 5 Pages

                              SCHEDULE 13 G
                             Amendment No. 2

ITEM 1.

    (a)   Name of Issuer
          The DeWolfe Companies, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          80 Hayden Avenue
          Lexington, Massachusetts 02421
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          Robert N. Sibcy
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          8044 Montgomery Road
          Cincinatti, OH 45236
          ---------------------------------------------------------------------
    (c)   Citizenship
          USA
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock, $.01 par value
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          252115100
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

         If this statement is filed pursuant to Section 240.13d-1(c), check
         this box       /X/

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CUSIP No. 252115100                                           Page 4 of 5 Pages

                              SCHEDULE 13 G
                             Amendment No. 2

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
        473,000
    ---------------------------------------------------------------------------

    (b) Percent of class:
        13.9%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              473,000
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              473,000
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

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CUSIP No. 252115100                                           Page 5 of 5 Pages

                              SCHEDULE 13 G
                             Amendment No. 2

ITEM 10. CERTIFICATION

    (a)  Not Applicable

    (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 13, 2001
                                       ----------------------------------------
                                       Date

                                       /s/ Robert N. Sibcy
                                       ----------------------------------------
                                       Signature

                                       Robert N. Sibcy
                                       ----------------------------------------
                                       Name/Title